Exhibit 3.31

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SEA-LOGIX, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF Sea-Logix, LLC, a Delaware Limited Liability Company (“the Company”), is entered into as of January 8, 2008, by and among the Members of the Company executing this Amended and Restated Limited Liability Company Agreement (“Agreement”).

For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement, made pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) do hereby agree to the terms and conditions of this Agreement. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and that no Member shall be liable to the Company or to any other Member or Members for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The Members and the Company do hereby agree that the duties and obligations imposed on the Members of the Company as set forth in this Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of any regulatory or common federal or state law to the contrary.

ARTICLE I

DEFINITIONS

Section 1.1. For purposes of this Agreement, and unless the context indicates otherwise, the word or words set forth below within the quotation marks shall be deemed to have the following meanings:

A.	“Additional Member”—A Member, other than an Initial Member or a Substitute Member, who has acquired a Membership Interest from the Company.

B.	“Admission Agreement”—The Agreement between an Additional Member and the Company as described in this Agreement.

C.	“Bankrupt Member”-The filing by a Member of a petition commencing a voluntary case under the Bankruptcy Code; a general assignment by a Member for the benefit of creditors; and admission in writing by a Member of his or her inability to pay his or her debts as they become due, the filing by a Member of any petition or answer in any proceeding seeking for himself or herself, or consenting to, or acquiescing in, any insolvency, receivership, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing by a Member of an answer or other pleading admitting or failing to deny, or to contest, the material allegations of the petition filed against him or her in any such proceeding; the seeking or consenting to, or acquiescence by a Member in, the appointment of any trustee, receiver or liquidator of him or her, or any part of his or her case-under the Bankruptcy Code, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency, dissolution or like law or statute, which case or proceeding is not dismissed or vacated within 60 days.

D.	“Board of Directors” shall have the meaning as set forth in Section 5.1.

E.	“Certificate”—The Certificate of Formation as properly adopted and amended from time to time by the Members and filed with the Secretary of State.

F.	“Dissolution”—(l) In the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee); (2) in the case of a Member that is a partnership, the dissolution and commencement of winding up of the partnership; (3) in the case of a Member that is a corporation, the filing of a Certificate of Cancellation, or its equivalent, for the corporation or its equivalent, for the limited liability company, or the involuntary dissolution by a non-appealable order of the district court; or (4) in the case of an estate, the distribution by the fiduciary of the estate’s entire Membership Interest.

G.	“Initial Members”—Those persons identified on Exhibit A attached hereto and made a part hereof by this reference who have executed this Agreement.

H.	“Managers” shall have the meaning as set forth in Section 4.1 of this Agreement.

I.	“Member”—Each of the persons signatory hereto either by signing this Agreement or agreeing to be obligated by the terms of this Agreement and any other person or persons who may subsequently be designated as a Member of this Company pursuant to the further terms of this Agreement.

J.	“Membership Interest”—The share of profits and losses, gains, deductions, credits, cash, assets, and other distributions (liquidations and otherwise) and allocations of a Member.

K.	“Membership Rights”—The rights of a Member which are comprised of a Member’s Membership Interest, which may include the Member’s right to participate in the management of the company.

L.	“Notice”—Notice shall be in writing. Notice to the Company shall be considered given when mailed by first class mail postage prepaid addressed to any Member or Manager, in care of the Company, at its principal place of business within the State of Delaware. Notice shall be considered given to a Member or Manager when mailed by first class mail postage prepaid addressed to the Member or Manager at the address reflected in this Agreement unless the Member or Manager has given the Company a Notice of a difference address. Notice shall be considered given to a Manager, if any, when mailed by first class mail postage prepaid addressed to the Manager at his/her address as it appears on the records of the Company. Notice to Members or Managers may also be given by telegram.

M.	“Operating Manager” and “Operating Managers” shall mean such person or Persons as a majority of the Members shall elect from time to time.

N.	“Persons”—Natural Persons, partnerships (whether general or limited and whether domestic or foreign), corporations, limited liability companies or foreign limited liability companies, unincorporated associations, trusts, estates, and any other individuals or entitles in its own or any representative capacity.

O.	“Resignation”—The decision or determination of a Member to no longer continue as a Member, upon written notice to the Company.

P.	“Retirement”—The withdrawal of a Member or Manager from the Company upon such times and events as are provided in this Agreement which will permit withdrawal of a Member or Manager without violating or breaching the terms of this Agreement.

Q.	“Substitute Member”—An assignee who has admitted to all of the rights of membership pursuant to this Agreement.

ARTICLE II

ORGANIZATION OF THE COMPANY

SECTION 2.1. The Company may engage in any lawful business for which limited liability companies may be organized in the State of Delaware, or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described herein.

SECTION 2.2. The Company name shall be Sea-Logix, LLC. The Members shall be Members in the Company and shall continue to do business under the name, as permitted by law, until the Managers shall change the name of the Company or the Company shall terminate.

SECTION 2.3. The principal office of the Company shall be located at 4064 Colony Road, Suite 200, Mecklenburg County, Charlotte, North Carolina 28211, or such other place or places as the Managers may determine. The Managers will give notice to the Members promptly after any change in the location of the principal office of the Company.

SECTION 2.4. The registered agent for the service of process and the registered office shall be that Person and location elected in the Certificate as filed in the Office of the Secretary of State. The Members or Managers, may; from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Members or Managers shall promptly designate a replacement registered agent or file a notice of change of address of the registered office, any Member or Manager may designate a replacement registered agent or file a notice of change of address.

SECTION 2.5. The Company shall dissolve and wind up its affairs in accordance with the Act and this Agreement.

ARTICLE III

STATUS, RIGHTS AND DUTIES OF MEMBERS

SECTION 3.1. There shall be at least one Member.

SECTION 3.2. The original Members of the Company shall be the Initial Members.

SECTION 3.3. All meetings of the Members shall be held at such place within or without the State of Delaware as shall be designated from time to time by the Members and stated in the notice of the meeting.

SECTION 3.4. All Members’ meetings, if any, shall be held on such date and time as shall be designated from time to time by the Members or Managers and stated in the notice of the meeting, at which they may transact any business which may be brought before the meeting.

SECTION 3.5. Except as otherwise provided by the Act, law or the Certificate, the holders of fifty percent of the interests issued and outstanding and entitled to vote thereafter present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. If, however, such quorums shall not be present or represented at any meeting of the Members, the Members entitled to vote present in person or represented by proxy, shall have the power to adjourn the meeting, until a quorum shall be present or represented. Such adjourned meeting, at which a quorum shall be present or represented, shall constitute the meeting as originally notified.

SECTION 3.6. When a quorum is present at any meeting, the vote of the holders of a majority of the interests having voting power present in person or represented by proxy shall decide, any question brought before such meeting, unless the question is one upon- which by express provision of the Act, law or the Certificate, a different vote is required in which case such express provision shall govern and control the decision of such question.

SECTION 3.7. Unless stated otherwise in the Act, law or the Certificate, each Member shall be entitled to one vote in person or by proxy for each share of capital interests having voting power held by such Member:

A.	Action to be taken at a Members’ meeting may be taken without a meeting if the action is taken by all the Members and is evidenced by one or more written consents describing the action taken, signed by each Member, and included in the minutes or filed with the Company’s records reflecting the action taken.

B.	Action taken is effective when the last Member signs the consent or consents, unless the consent or consents specify a different effective date.

C.	A consent or consents signed under this Section has the effect of a meeting vote and may be described as such in any document.

SECTION 3.8. The Members shall elect the Company’s Board of Directors (as defined below) by majority vote at any stated or special meeting of Members.

SECTION 3.9. The Members, acting by a majority vote of issued and outstanding Membership Interests, shall be entitled to exercise all lawful powers of the Company.

ARTICLE IV

MANAGEMENT

SECTION 4.1. MANAGERS. In accordance with Section 18-402 of the Delaware Act, management of the Company shall be vested in the managers of the Company (the “Managers”), who shall be divided between officers and directors. A person designated as a director or appointed as an officer is by such designation or appointment designated a manager of the Company by the Members for purposes of the Delaware Act. Except as expressly provided herein or as delegated by the Board of Directors or Members, officers shall not have authority to bind the Company by virtue of their status as Managers of the Company.

ARTICLE V

DIRECTORS

SECTION 5.1. NUMBER, ELECTION AND TERM OF OFFICE—The affairs of the Company shall be managed by a Board of Directors of not less than three (3) nor more than fifteen (15) directors (the “Board of Directors”), the number to be fixed, from time to time, by the Members or increased, from time to time, by the directors. The directors shall be elected annually, and each director shall continue in office until his successor shall have been elected, or until his death, or until he shall resign or shall have been removed in the manner hereinafter provided. At any election, the persons receiving the greatest number of votes shall be the directors.

SECTION 5.2. PLACE OF MEETING—Meetings of the Board of Directors, or of any committee thereof, may be held either within or without the State of Delaware.

SECTION 5.3. ORGANIZATION MEETING—The Board of Directors shall meet as soon as practicable after the election of directors, at the place where such election shall be held, for the purpose of organization and the transaction of other business. No notice of such meeting shall be required. However, such organization meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or in a consent and waiver of notice thereof, signed by all the directors.

SECTION 5.4. STATED MEETINGS—The Board of Directors may, by resolution adopted by vote of a majority of the whole Board of Directors, from time to time, appoint the time and place for holding stated meetings of the Board of Directors, if by it deemed advisable; and such stated meetings shall thereupon be held at the time and place so appointed, without the giving of any special notice with regard thereto. In case the day appointed for the stated meeting shall fall on a legal holiday, such meeting shall be held on the next following day, not a legal holiday, at the regular appointed hour.

SECTION 5.5. SPECIAL MEETINGS—Special meetings of the Board of Directors shall be held whenever called by the chairman or secretary or by the secretary on the written request of any two of the directors. Notice of any such meeting shall be mailed to each of the directors, addressed to him at his residence or usual place of business, not later than two days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph or other form of telecommunication or electronic communication, or be delivered personally, or by telephone, not later than the day before the day on which the meeting is to be held. Notice of any meeting of the Board of Directors need not be given, however, to any director, if waived by him before or after such meeting in writing (including any form of telecommunication or electronic communication), or if he shall be present at the meeting without any notice thereof having been given, if all the directors shall be present thereat. Except as otherwise provided in this Agreement or as indicated in the notice thereof, any and all business may be transacted at any special meeting of the Board of Directors.

SECTION 5.6. QUORUM AND MANNER OF ACTING—Except as herein otherwise provided, a majority of the directors shall constitute a quorum for the transaction of business; and, except as otherwise required by statute, or by this Agreement, the act of a majority of the directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn the meeting, from time to time, until a quorum is present. No notice of any adjourned meeting need be given.

Unless otherwise restricted by the Certificate or this Agreement, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 5.7. RESIGNATIONS—Any director of the Company may resign at any time either by oral tender of resignation at any meeting of the Board of Directors or by giving written notice thereof to the chairman or secretary of the company. Such resignation shall take effect at the time specified in such notice, and if no time be specified, at the time of the oral tender or of receipt of the written notice by the chairman or secretary. The acceptance of such resignation shall not be necessary to make it effective.

SECTION 5.8. REMOVAL OF DIRECTORS—Any director or directors may be removed, either with or without cause, at any time, by the affirmative vote of the Members entitled to vote, at a special meeting of the Members called for the purpose, and any vacancy in the Board of Directors caused by any such removal may be filled by affirmative vote of the Members entitled to vote at such meeting or at any subsequent meeting.

SECTION 5.9. FILLING OF VACANCIES NOT CAUSED BY REMOVAL—In case of any increase in the number of directors, or of any vacancy created by death or resignation, the additional director or directors may be elected, or, as the case may be, the vacancy or vacancies may be filled, either (a) by the Board of Directors at any stated meeting or at a special meeting called for the purpose, by vote of a majority of the directors then in office, or (b) by vote of the Members entitled to vote, at a special meeting of the members called for the purpose.

SECTION 5.10. COMPENSATION—Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors an annual retainer, or a fixed fee per meeting attended, or other compensation, and expenses of attendance, may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 5.11. POWERS—The Board of Directors shall exercise all of the powers of the Company except such as are by law, or by the Certificate of the Company or by this Agreement, conferred upon or reserved to the members.

SECTION 5.12. COMMITTEES—The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of two or more directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the event of absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in this Agreement, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.

SECTION 5.13. ACTION WITHOUT MEETING—Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereof is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE VI

OFFICERS

SECTION 6.1. OFFICERS—The officers of the Company shall be a chairman, a president and chief executive officer, one or more vice presidents, a secretary, a treasurer, a controller, one or more assistant secretaries, and one or more assistant treasurers. The chairman shall be elected by the Board of Directors. The president and chief executive officer shall be appointed by the chairman. All other officers shall be appointed by the president. However, in the absence of the chairman or the president, officers may be elected by the Board of Directors. The chairman, the president, or the Board of Directors may create additional offices, from time to time, as either the officers or the Board of Directors may deem advisable in the conduct of the affairs of the Company and may appoint or elect the officers to fill such additional offices. Any two or more offices may be held by the same person except that the offices of chairman or president, or both, may not be held by the same person as holding any of the offices of secretary, treasurer or controller.

SECTION 6.2. TERM OF OFFICE—So far as practicable, the chairman shall be elected at the stated meeting of the Board of Directors, in each year, and shall hold office subject to the pleasure of the Board of Directors until the stated meeting of the Board of Directors in the next subsequent year and until his successor is elected and takes office. The president shall hold office at the pleasure of the chairman, or in his absence the Board of Directors. All other officers of the Company shall hold office subject to the pleasure of the president, or in his absence the Board of Directors. By written contract, any officer may be employed for a period longer than the time specified herein, subject to the terms and conditions of such contract.

SECTION 6.3. REMOVAL OF OFFICERS—The chairman may be removed at any time, either with or without cause, by vote of a majority of the whole Board of Directors, at any meeting. Any other officer may be removed at any time, either with or without cause, by the chairman, by the president, or by the Board of Directors at any meeting.

SECTION 6.4. VACANCIES—If the office of chairman becomes vacant at any time, the Board of Directors may elect a successor to fill such vacancy for the remainder of the term. If a vacancy occurs in the office of president, the chairman, or in his absence the Board of Directors, may fill such vacancy for the remainder of the term. If a vacancy occurs in any other office the president, or in his absence the chairman or the Board of Directors, may fill such vacancy for the remainder of the term.

SECTION 6.5. APPOINTED OFFICERS AND AGENTS—The president or the Board of Directors may from time to time appoint such other officers and agents as they may deem advisable, with such powers and duties as the president or Board of Directors may from time to time require, who hold their respective appointments during the pleasure of the president or Board of Directors. One and the same person may hold any two or more offices provided for in this Section.

SECTION 6.6. CHAIRMAN—The chairman shall have general charge of and supervision and control over, the business and affairs of the Company and the power to formulate all plans and policies in connection therewith, the power to sign membership certificates, to fix the compensation of all officers and employees (other than the chairman) of the Company; to remove or suspend all such officers or employees; to remove or suspend agents, and shall also have all of the authority and powers hereinafter conferred upon the president. The chairman shall preside, when present, at all meetings of the members and of the Board of Directors, shall be a member of the Executive Committee (if any) of the Board of Directors and a member, ex officio, of any other committee of the Board of Directors other than the Audit Committee (if any) and the Compensation Committee (if any). The chairman shall, at all times and so long as the Company engages in business for which it must qualify as a citizen of the United States under Section 2 of the Shipping Act, 1916, as amended, or any other or successor statutory provision, be a citizen of the United States.

SECTION 6.7. PRESIDENT—Subject to the control of the chairman and the Board of Directors, the president shall be the chief executive officer of the Company. In the absence of the chairman, the president may preside, when present, at all meetings of the Members (except as other provided by statute) and of the Board of Directors. The president shall have general but non-exclusive power to execute bonds, deeds and contracts in the name of the Company and to affix the corporate seal; to fix the compensation of all officers and employees (other than the chairman and the president) of the Company, to remove or suspend all such officers or employees; and to remove or suspend agents and to exercise all the powers usually appertaining to the office of the president of a Company. The president shall, at all times and so long as the Company engages in business for which it must qualify as a citizen of the United States under Section 2 of The Shipping Act, 1916, as amended, or any other or successor statutory provision, be a citizen of the United States.

SECTION 6.8. VICE PRESIDENTS—vice presidents (if any) shall perform all such duties and services as shall be assigned to or required of them, from time to time, by the Members, the Board of Directors or the president and chief executive officer, respectively, and, unless their authority be expressly limited, shall act, in the order of their appointment or election, in the place of the president, exercising all the president’s powers and performing such officer’s duties, during vacancy in such office or the absence or disability of the president. Any vice president shall have authority to sign membership certificates

In the absence or disability of the chairman, and the president, the vice president (if any) with the longest service as vice president and present at the meeting shall preside at meetings of members.

SECTION 6.9. SECRETARY—The secretary shall attend to the giving of notice of all meetings of members, of the Board of Directors and of the Executive Committee of the Board of Directors (if any) and shall attend, keep and attest true records of all proceedings thereof. The secretary shall have charge of the corporate seal and of the membership and transfer books, and of the minute books of the Board of Directors and all committees thereof and have authority to attest any and all instruments or writings to which the corporate seal may be affixed. The secretary shall keep and account for all books, documents, papers and records of the Company, except those, which are herein directed to be in charge of the treasurer or the controller. The secretary or any assistant secretary shall have authority to sign membership certificates and shall generally perform all the duties usually appertaining to the office of secretary of a Company and such other duties as the Board of Directors, the chairman, or the president may from time to time direct.

The secretary shall keep or cause to be kept a record or records containing the names and addresses of all Members of the Company, the number, class and series of shares held by each and the dates when they respectively became the owners of record thereof. Any of such books may be in written form or in any other form capable of being converted into written form within a reasonable time.

In the absence of the secretary, an assistant secretary or secretary pro tempore shall perform such duties.

An assistant secretary may attest to instruments or writings of the Company and affix the corporate seal thereto.

SECTION 6.10. TREASURER—The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Company. He shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositories as may be designated or authorized by the Members, the Board of Directors. He shall disburse the funds of the Company as may be authorized by the Members, the Board of Directors, the chairman, or the president, taking proper vouchers for such disbursements. He shall render to the chairman, the president and Board of Directors, or to such other officer to whom he shall report by direction of the Board of Directors or chairman, whenever they may request it, an account of treasury transactions and of the financial condition of the Company. All securities of the Company, of whatever nature, shall be kept in the custody of the treasurer unless otherwise ordered by the Members, the Board of Directors. The treasurer or any assistant treasurer shall have authority to sign membership certificates. In the absence of the treasurer, an assistant treasurer or acting treasurer may perform the treasurer’s duties.

SECTION 6.11. CONTROLLER—The controller shall have the duties to keep all books of account relating to the business of the Company, to render a statement of the Company’s financial condition whenever required to do so by the Board of Directors, or the chairman, or the president, or the officer to whom reporting as directed by the chairman, or the president, or the Board of Directors, to maintain adequate records of all assets, liabilities, and transactions of the Company, to see that adequate audits thereof are currently and regularly made, and, in conjunction with other officers and managers, to initiate and enforce measures and procedures whereby the business of the Company shall be conducted with maximum fiscal safety, efficiency and economy. The controller’s duties and powers shall extend to all subsidiary companies. In the absence of the controller, an assistant controller or acting controller may perform the controller’s duties.

SECTION 6.12. ADDITIONAL POWERS AND DUTIES—In addition to the foregoing especially enumerated duties and powers, the several officers of the Company shall perform such other duties and exercise such further powers as may be provided in this Agreement or as the Members, the Board of Directors, chairman or president may, from time to time, determine, or as may be assigned to them by any competent superior officer.

SECTION 6.13. EXCEPTIONS TO OFFICERS’ POWERS AND DUTIES—No person may hold the office of chairman or the office of president, or act in the place of the chairman or the president in case of absence or disability, unless such person so acting is a citizen of the United States.

ARTICLE VII

CAPITAL

SECTION 7.1. The Members have contributed to the Company in exchange for their Membership Interests the cash and other property as set forth on Schedule A, annexed hereto.

SECTION 7.2. The fair market value and the adjusted basis of the contributing Member of any property other than cash, contributed to the Company by a Member shall be set forth on Schedule A, annexed hereto.

SECTION 7.3. Except as expressly provided in this Agreement, no Member shall be required to make any additional contributions to the capital of the Company.

SECTION 7.4. No interest shall be paid on the capital account of any Member.

SECTION 7.5. An individual capital account shall be established and maintained for each Member of the Company. The capital account of each Member shall consist of his or her original capital contribution, increased by (a) additional capital contributions made by him or her, and (b) his or her share of the Company’s gains and profits, and decreased by (I) distributions of such profits and capital to him or her, and (II) his or her share of Company losses.

SECTION 7.6. Each Member is obligated to the Company to perform any promise contained in this Agreement to contribute cash or property or perform services, even if he or she is unable to perform because of death, disability or any other reason. The obligation of a Member to make a contribution to the Company may be compromised only by a written consent signed by all the Members of the Company.

SECTION 7.7. No Member shall have the right to withdraw or be repaid any cash or property contributed to the Company and as set forth on Exhibit A attached hereto except as provided for in this Agreement.

SECTION 7.8. Each Additional Member shall make the contribution and shall perform the commitment described in the Admission Agreement entered into between the Additional Member and the Company.

SECTION 7.9. In addition to the initial contributions as set forth in this Article V, the Members may determine from time to time that additional contributions are needed to enable the Company to conduct its business. Upon making such determination, the Members shall give Notice to all Members, in writing, at least ten (10) business days prior to the date on which such contribution is due. Such Notice shall set forth the amount of additional contribution needed, the purpose for which the contribution is needed, and the date by which the Members should contribute. In the event any one or more Members do not make their additional contribution, the other Members shall be given the opportunity to make the contributions.

ARTICLE VIII

DISTRIBUTIONS OF CASH

SECTION 8.1. The Company shall distribute to the Members, from time to time, all cash (regardless of the source thereof) of the Company which is not required for the operation or the reasonable working capital requirements of the Company, (such cash is sometimes referred to herein as “Cash Flow”). For purposes of this Agreement all Cash Flow allocated to the Members shall be allocated among them in the ratio in which the total Capital Contributed by each Member pursuant to Section 6.1 on the last day of each calendar month during the year bears to the total Capital Contributed by all Members pursuant to Section 6.1 on such date without regard to the number of days during such month in which such a person was a Member.

SECTION 8.2. Distributions of Cash Flow shall be made from time to time in such manner as determined by the Operating Manager.

SECTION 8.3. In addition to the distributions pursuant to Section 8.1 of this Agreement, upon any sale, transfer, or other disposition of any capital asset of the Company (hereinafter referred to a “Disposition”), the proceeds of such Disposition shall first be applied to the payment or repayment of any selling or other expenses incurred in connection with the Disposition immediately prior thereto; all proceeds remaining thereafter (the “Net Proceeds”) shall be retained by the Company or to be distributed, at such time or times as shall be determined by the Managers, to the Members in proportion to their respective percentages of Membership Interest; provided however that for purposes of Sections 702 and 704 of the Internal Revenue Code of 1986, or the corresponding provisions of any future federal internal revenue law, or any similar tax law of any state or jurisdiction, each Member’s distributive share of all items or income, gain, loss, deduction, credit, or allowance in respect of any such Disposition shall be made and based upon such Member’s basis in such capital asset.

SECTION 8.4. Upon resignation of a Member, a resigning Member shall be entitled to receive only the distributions to which he or she is entitled under this Agreement.

SECTION 8.5. A Member, regardless of the nature of his or her contribution, has no right to demand and receive any distribution from the Company in any form other than cash. However, a Member shall be required and compelled to accept the distribution of any asset in kind from the Company, as determined from time to time by the Managers, in accordance with this Agreement, whether the percentage of the asset distributed to him or her exceeds the percentage of that asset which is equal to that Member’s Membership Interest in the Company.

ARTICLE IX

PROFITS AND LOSSES

SECTION 9.1. The Net Profits and Losses of the Company shall be the net profits and losses of the Company as determined for Federal income tax purposes.

SECTION 9.2. The Net Profits and Net Losses of the Company and each item of income, gain, loss, deduction, or credit entering into the computation thereof, shall be allocated to the Members in the same proportions that they share in distributions of Cash Flow pursuant to Section 7.1, or if there is no Cash Flow, that proportion they would have shared if there had been Cash Flow.

SECTION 9.3. For purposes of Sections 702 and 704 of the Internal Revenue Code of 1986, or the corresponding provisions of any future internal revenue law, or any similar tax law of this state or jurisdiction, the determination of each Member’s distributive share of all items of income, gain, loss, deduction, credit or allowance of the Company for any period of year shall be made in accordance with, and in proportion to such Member’s percentage of Membership Interest as it may then exist. The Net Profits and Net Losses of the Company and each item of income, gain, loss, deduction, or credit entering into the computation thereof, shall be allocated to the Members in the same proportions that they share in distributions of Cash Flow pursuant to Section 6.1, or if there is no Cash Flow, that they would have share if there had been Cash Flow.

ARTICLE X

ADMISSION AND WITHDRAWAL OF A MEMBER

SECTION 10.1. Any Member may sell, hypothecate, pledge, assign or otherwise transfer, his interest in the Company to another person or entity; provided that, subject to Section 12.5, all of the other Members of the Company, other than the Member proposing to dispose of such Member’s interest, approve of the proposed sale or transfer. The assignee or Substitute Member shall have all the rights and powers and is subject to all of the restrictions and liabilities of the Member who initially assigned the Membership Interest.

SECTION 10.2. All costs and expenses incurred by the Company in connection with the assignment of a Member’s interest, including any filing fees and publishing costs and the fees and disbursements of counsel, shall be paid by the assigning Member.

SECTION 10.3. The Members may admit Additional Members and determine the capital contributions of such Members.

SECTION 10.4. Each person who becomes a Member in the Company, shall and does hereby ratify and agree to be bound by the terms and conditions of this Agreement.

ARTICLE XI

DISSOLUTION OR WINDING UP OF THE COMPANY

SECTION 11.1 The Company shall be terminated herein if:

A. A majority in interest of the Members consent that the Company should be terminated and dissolved; or

B. The Company is dissolved pursuant to this Agreement.

SECTION 11.2. The Company shall be terminated in the event:

A. Written consent is given by all members; or

B. There is the entry of a decree of judicial dissolution.

SECTION 11.3. Upon the termination and dissolution of the Company, the then Operating Manager, or Operating Managers, if any, or, if there is no Operating Manager, any person elected to perform such liquidation by the written consent of the owners of a majority in interest of the Members, shall proceed to the liquidation of the Company. The proceeds of such liquidation shall be applied and distributed as follows:

A. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, which shall be determined by an independent appraiser to be selected by the Company’s independent public accountants. The amount by which the fair market value of any Property to be distributed in kind to the Members exceeds or is less than the basis of such Property, shall, to the extent not otherwise recognized by the Company, be taken into account in computing Net Profits or Net Losses (and shall be allocated among the Members in accordance with Section 10.2) for purposes of crediting or charging the capital accounts of and liquidating distributions to the Members under Section 10.4 B.

B. All distributions upon liquidation of the Company shall be distributed as follows: to each of the Members, in proportion to the amounts of their respective positive capital accounts, as such accounts have been adjusted (i) in accordance with Section 6.5 to reflect the Net Profit or Net Loss realized or incurred upon the sale of the Company’s property or assets and any deemed sale; (ii) in accordance with Section 10.2 to reflect all Net Profits or Net Losses with respect to the year of liquidation. No Member shall be liable to repay the negative amount of this capital account.

SECTION 11.4. Each of the Members shall be furnished with a statement, reviewed by the Company’s independent public accountants, which shall set forth the assets and liabilities of the Company as of the date of the Company’s liquidation. Upon completion of the liquidation, the Operating Managers shall execute and cause to be filed Articles of Dissolution of the Company and any and all other documents necessary with respect to termination of the Company.

ARTICLE XII

BOOKS AND REPORTS

SECTION 12.1. Accurate and complete books of account shall be kept by the Managers and entries promptly made therein of all of the transactions of the Company, and such books of account shall be maintained at the Principal Office of the Company and shall be open at all times to the inspection and examination of the Managers and Members of the Company. The books shall be kept on the basis of accounting selected by the accountant regularly servicing the Company, and the fiscal year of the Company shall be the calendar year. A compilation, review, or audit of the Company, as shall be determined by the Managers in accordance with this Agreement, shall be made as of the closing of each fiscal year of the Company by the accountants who shall then be engaged by the Company.

SECTION 12.2. The secretary/Manager shall cause the Company to maintain the following records at the principal office of the Company:

A. A current list of the full name and last known business address and/or residential address of each Member, former Member and other holder of a Membership Interest;

B. A copy of the Certificate of this Company and any amendments thereto.

C. A copy of this Agreement and any amendments thereto.

D. The minutes of all meetings of Members of Managers.

SECTION 12.3. The Operating Managers will cause to be sent to the Members within a reasonable period after the close of each year annual statements of the Company’s gross receipts and operating expenses, and the capital accounts of each Member.

SECTION 12.4. Each Membership Interest in the Company shall be represented by a certificate and shall be a “security” within the meaning of Article 8 of the Uniform Commercial Code as from time to time in effect in the State of New York and shall be governed by Article 8 of the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 12.5. Notwithstanding anything in this Agreement to the contrary, the Company hereby permits the pledge of its Membership Interest and any certificates representing such interest. The Company confirms that a pledgee of its Membership Interest can exercise all the rights of the pledgor and that no consent of any Member or the Company will be required to permit the pledgee (or the pledgee’s assignee) to become a Member of the Company.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Any notice or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (or at such other address as a party shall have previously specified by notice to the others as the address to which notice shall be given to him):

A. If to the Company, to it in care of the Operating Managers at the address of the Company.

B. If to the Operating Managers, to them at the address of the Company.

C. If to any Member, to him at his address set forth on the books and records of the Company.

SECTION 13.2. Whenever any notice is required to be given under the provisions of the Act, the Certificate or this Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

SECTION 13.3. The Agreement and exhibits attached hereto and thereto set forth all (and are intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, and there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among them other than as set forth herein of all of the arrangements among the parties with respect to the Company and cannot be changed or terminated orally or in any manner other than by a written agreement executed by all of the Members. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matters of this Agreement which are not fully expressed in this Agreement.

SECTION 13.4. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

SECTION 13.5. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. In the event there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation contrary to which the Members of the Company have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that any part, article, section, paragraph, or clause of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

SECTION 13.6. This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of the Agreement.

SECTION 13.7. Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in the State of Delaware.

SECTION 13.8. The captions, headings and table of contents in this Agreement are solely for convenience of reference and shall not affect its interpretation.

SECTION 13.9. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall be deemed to constitute a single document.

SECTION 13.10. The Members may make any tax elections for the Company allowed under Internal Revenue Code or the tax laws of the State of Delaware or other jurisdiction having taxing jurisdiction over the Company.

SECTION 13.11. Throughout this Agreement, where such meanings would be appropriate (a) the masculine gender shall be deemed to include the feminine and the neuter, and vice versa, and (b) the singular shall be deemed to include the plural, and vice versa. The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement or the intent of any provisions thereof.

ARTICLE XIV

INDEMNIFICATION

SECTION 14.1. INDEMNIFICATION—The Company shall indemnify its directors, officers, employees or agents to the extent permitted by law. The Company may so indemnify any of its directors, officers, employees or agents serving, at the request of the Company, as a director, officer, trustee, employee, agent or fiduciary of an employee benefit plan governed by the Act of Congress entitled “The Employee Retirement Income Security Act of 1974” (“ERISA”).

SECTION 14.2. DETERMINATION OF INDEMNIFICATION—Any indemnification under Section 1 of this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determinations shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (c) by the members.

SECTION 14.3. EXPENSES—Expenses incurred in defending an administrative, civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it ultimately be determined that such person is entitled to be indemnified by the Company as authorized in this Article. Expenses incurred by other employees and agents may be so paid upon such terms and conditions (if any) as the Board of Directors deems appropriate.

SECTION 14.4. NON-EXCLUSIVITY—The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Article of this Agreement, agreement, vote of members or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such Office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors and administrators of such person.

SECTION 14.5. ADDITIONAL INDEMNIFICATION—The Company shall have the power to provide such other, further or additional indemnities of directors, officers, employees or agents as shall be permitted by the laws of the State of Delaware, as amended from time to time.

SECTION 14.6. INSURANCE—The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against such a person or incurred by such a person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article. IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Horizon Logistics Holdings, LLC

By:	/s/ Robert S. Zuckerman
Robert S. Zuckerman Vice-President and Secretary

SCHEDULE A

List of Members (names and address) and capital contributions:

Name and Address	Capital Contribution
Horizon Logistics Holdings, LLC 4064 Colony Road, Suite 200 Charlotte, North Carolina 28211

EXHIBIT A